Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-40595, 33-58745, 333-84149, 333-60946, 333-102542, 333-128747, 333-129856, 333-158743, 333-168948, 333-172185, Form S-3ASR No. 333-144193, and Form S-3 No. 333-144012) of Linear Technology Corporation of our reports dated August 19, 2013, with respect to the consolidated financial statements and schedule of Linear Technology Corporation, and the effectiveness of internal control over financial reporting of Linear Technology Corporation, included in this Annual Report (Form 10-K) for the fiscal year ended June 30, 2013.

/s/ Ernst & Young LLP

San Jose, California
August 19, 2013